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                                                                       Exhibit 8

                                         [Rosenman & Colin LLP Letterhead]

February 7, 2000

Board of Directors                                       DIRECT DIAL
Healthworld Corporation                                  212-940-8764
100 Avenue of the Americas                               E-MAIL ADDRESS
New York, NY  10013                                      Seplotnick@rosenman.com



Gentlemen:

                  In respect of the proposed acquisition by Bates U.S. Holdings, Inc. ("BUSH"), a wholly owned subsidiary of Cordiant Communications Group plc ("Cordiant"), of Healthworld Corporation ("Healthworld") by means of a merger of Healthworld Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of BUSH, with and into Healthworld (the "Merger"), as more fully described in the combined Proxy Statement/Prospectus (the "Prospectus") filed with the Securities and Exchange Commission on February 4, 2000 relating to the Merger and as to certain other matters, you have requested our opinions as to (1) whether the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) whether Healthworld's stockholders will recognize gain or loss for U.S. federal income tax purposes upon consummation of the Merger and (3) certain other matters. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Prospectus.

                  In connection with your request, we have reviewed the following documents: (a) the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 9, 1999, by and among Cordiant, Merger Sub and Healthworld; (b) the Amendment to the Merger Agreement by and among Cordiant, Merger Sub and Healthworld dated February 1, 2000; (c) the Prospectus and the exhibits filed therewith; and (d) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

                  In connection with our rendering of this opinion, Cordiant and Healthworld have each jointly represented to us:

(1) BUSH, Healthworld and Merger Sub are corporations formed and validly existing under the laws of the State of Delaware.

(2) Cordiant is a company organized and validly existing under the laws of England and Wales.

(3) BUSH is a wholly owned subsidiary of Cordiant.


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(4) Cordiant formed Merger Sub as a wholly owned subsidiary under the laws of the State of Delaware, and thereafter contributed Merger Sub to BUSH to effectuate the Merger.

(5) The Merger will be accomplished in the form of a reverse merger, I.E., Merger Sub will merge with and into Healthworld, with the stockholders of Healthworld exchanging their stock in Healthworld, except for cash in lieu of fractional shares, solely for either voting Cordiant American Depository Shares or voting Cordiant Ordinary Shares (collectively, "Cordiant Shares") and immediately after the Merger, BUSH will own 100% of the stock of Healthworld and the Healthworld stockholders will own a minority interest in Cordiant.

(6) The fair market value of the Cordiant stock received by each Healthworld stockholder will be approximately equal to the fair market value of the Healthworld stock surrendered in the exchange.

(7) There is no plan or intention by the stockholders of Healthworld who own 5 percent or more of the Healthworld stock, and to the best of the knowledge of the management of Healthworld, there is no plan or intention on the part of the remaining stockholders of Healthworld to sell, exchange, or otherwise dispose of a number of Cordiant shares received in the Merger that would reduce the Healthworld stockholders' ownership of Cordiant shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstan ding stock of Healthworld as of the same date. For purposes of this representation, shares of Healthworld stock exchanged for cash in lieu of fractional Cordiant shares will be treated as outstanding Healthworld stock on the date of the Merger. Moreover, shares of Healthworld stock and Cordiant Shares held by Healthworld shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

(8) Healthworld has no plan or intention to issue additional shares of its stock that would result in BUSH losing control of Healthworld within the meaning of section 368(c) of the Internal Revenue Code.

(9) BUSH has no plan or intention to liquidate Healthworld; to merge Healthworld into another corporation; to cause Healthworld to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of stock of non-U.S. subsidiaries within the Cordiant group that are otherwise permissible under the Merger Agreement; or to sell or otherwise dispose of any of the Healthworld stock acquired in the Merger.

(10) Neither BUSH nor Cordiant has any plan or intention to reacquire any of the Cordiant Shares issued in the Merger.

(11) Cordiant, BUSH, Healthworld, and the stockholders of Healthworld will pay their respective expenses, if any, incurred in connection with the Merger.

(12) BUSH will acquire Healthworld stock solely in exchange for Cordiant voting stock.


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(13) No Healthworld stock will be redeemed for cash or other property furnished by BUSH or Cordiant, no liabilities of Healthworld or the Healthworld stockholders will be assumed by BUSH or Cordiant, and the Cordiant Shares will not be subject to any liabilities.

(14) At the time of the Merger, Healthworld will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Healthworld that, if exercised or converted, would affect BUSH's retention of control of Healthworld, as defined in section 368(c) of the Internal Revenue Code.

(15) Neither Cordiant nor BUSH owns, directly or indirectly, or has owned during the past five years, directly or indirectly, any stock of Healthworld.

(16) Following the Merger, Healthworld will continue its historic business or use a significant portion of its historic business assets in a business, at least to the extent necessary to satisfy the requirements of Treas. Reg. ss. 1.368-1(d).

(17) No two parties to the Merger are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

(18) There will be no dissenters to the Merger.

(19) On the date of the Merger, the fair market value of the assets of Healthworld will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

(20) Cordiant will satisfy the active trade or business test described in Treasury Regulation ss. 1.367(a)-3(c)(3), including satisfying the substantiality test described in Treasury Regulation ss. 1.367(a)-3(c)(3)(iii), and on the day of the Merger, there will be no intent on the part of Cordiant to substantially dispose of or discontinue its active trade or business.

(21) There are valid business purposes for the Merger.

(22) The Merger will be effectuated in accordance with the Merger Agreement.

On the basis of our review of the aforementioned documents, the representations set forth above and on the basis of federal income tax law as currently in effect, it is our opinion that:

The Merger will be treated as a reorganization within the meaning of Code
Section 368(a)(1)(B).

No gain or loss will be recognized by any Healthworld stockholder for U.S federal income tax purposes on the exchange of Healthworld stock for Cordiant Shares, except with respect to cash received in lieu of fractional shares.

The aggregate tax basis of Cordiant Shares received by each Healthworld stockholder (including fractional units treated as received) will be the same as the aggregate tax basis of Healthworld stock surrendered in the Merger.


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The holding period of Cordiant Shares received by Healthworld stockholders
(including fractional units treated as received) will include the holding period of Healthworld stock held as a capital asset and surrendered therefore in the Merger.

In addition, we have reviewed the discussion under the heading "United States Tax Consequences" in the Prospectus. In our opinion, such discussion is accurate as of the date hereof in all material respects insofar as it relates to the federal income tax aspects of the Merger as it affects Healthworld's stockholders. We have not, however, independently verified any of the financial statements or assumptions set forth in the Prospectus, and, accordingly, our opinion is qualified to that extent.

We hereby consent to the use of this opinion as an exhibit to the Prospectus and to the use of our name under the heading "United States Tax Consequences".

In rendering this opinion, we have assumed (without any independent investigation or review thereof) that after the Merger all former Healthworld stockholders that hold 5% or more of outstanding Cordiant Shares will enter into a gain recognition agreement in the form provided in Treasury Regulation ss.1.367(a)-8, that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents (which are authentic), that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof and that the Merger will be consummated in accordance with and effective under applicable state law.

Our opinion is based on the existing provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings, revenue procedures and other announcements of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the effective date of such changes and could adversely affect the conclusions set forth herein.

Our opinion represents our conclusions regarding the application of existing U.S. federal income tax law to the Merger. If the facts vary from those relied upon (including if any representations, covenants, information or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective); the conclusions contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind.

Except as expressly set forth above, we express no opinion on any other issue relating to the Merger. This opinion may not be relied upon or utilized for any other purpose or by any person other than Healthworld and its stockholders without our prior written consent.

                                   Very truly yours,
                                   Rosenman & Colin LLP

                                   By: /s/ Steven Plotnick
                                      ------------------------------------------
                                      Steven Plotnick, a Partner


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